Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES EXPANDS AFTERMARKET PRESENCE WITH ACQUISITION OF DUNCAN SYSTEMS, DISTRIBUTOR OF REPLACEMENT MOTORHOME WINDSHIELDS AND RV, HEAVY TRUCK AND SPECIALTY VEHICLE WINDOWS

Elkhart, Ind. - August 18, 2014 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today announced that its wholly-owned subsidiary, Lippert Components, Inc. (LCI®), has acquired certain assets and the business of Duncan Systems, Inc. Duncan Systems is an Elkhart, Indiana-based distributor of replacement motorhome windshields; RV, heavy truck and specialty vehicle glass and windows; and awnings - primarily to fulfill insurance claims. Sales of the acquired business for the twelve months ended July 2014 were approximately $26 million. LCI estimates the aftermarket for the products it currently sells is in excess of $350 million.
“Consistent with our long-term strategic plan, in the past few years we have increased our sales of aftermarket replacement parts to warehouse distributors and retail RV dealers, as well as through our online store,” said Drew’s President Scott Mereness. “Acquiring Duncan Systems, in addition to expected synergies, opens up a new aftermarket channel for us, enabling us to fulfill insurance claims for replacement parts. There are an estimated 9 million RVs on the road, creating a significant market opportunity for many of LCI’s products, and we want to be there with solutions for consumers at every stage of RV ownership. Further, we believe the additional relationships that Duncan Systems has in the heavy trucking and specialty vehicle markets, as well as the broadened customer base of existing RV owners, will help accelerate LCI’s aftermarket growth.”
The purchase price was $18.0 million, which was paid at closing from borrowings under the Company’s $75 million line of credit, plus contingent consideration based on future sales. Drew expects the acquisition to be immediately accretive to earnings.
Brent Watson, President of Duncan Systems, has entered into an employment agreement with LCI and will continue to manage the business going forward. “It really couldn’t be a better fit,” said Watson. “We are confident Lippert Components will invest in the business for the long term and strategically drive the business forward, as well as provide the opportunity to supply our existing customers with a broader line of replacement parts. For instance, our heavy trucking customers often need replacement mattresses, and joining the LCI team will allow us to offer an impressive range of mattresses, among other time-tested products.”
About Drew Industries
From 36 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a full line of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows and screens; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and lifting systems; chassis components; entry, baggage, patio and ramp doors; entry steps; awnings; electronics; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.
Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly glass) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, employee retention, seasonality and cyclicality in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the pace of and successful integration of acquisitions, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with increased governmental regulation, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our subsequent filings with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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